Exhibit 99.1
HALIFAX ANNOUNCES SECOND QUARTER
FINANCIAL RESULTS
Revenues Up 25% Compared to Prior Year’s Second Quarter
ALEXANDRIA, VA — November 14, 2005 — Halifax Corporation (AMEX:HX) today announced its financial results for the quarter ended September 30, 2005.
Revenues for the second quarter of fiscal 2006 were $14.0 million versus $11.2 million for the same period in fiscal 2005, an increase of 25%. The revenue increase resulted from growth within existing contracts and the inclusion of the AlphaNational acquisition, which closed in September of 2004.
The operating loss for the second quarter of 2006 was $170,000 versus an operating loss of $623,000 for the comparable quarter of last year. Revenue growth and a fixed cost containment program are facilitating the reduction in operating losses. Income from discontinued operations was $540,000 for the quarter ended September 30, 2004, compared to $0 for the current quarter. With the sale of its Secure Network Services business on June 30, 2005, for $12.5 million, the financial performance of this business area is being classified, for accounting purposes, as a discontinued operation. The net gain on the sale of approximately $5.6 million is being deferred until certain contract novation contingencies are resolved.
For the quarter ended September 30, 2005, the Company reported a net loss of $172,000, or $0.05 per share, compared to net income of $44,000, or $0.02 per basic and $0.01 per diluted share, for the same quarter last year.
According to Charles McNew, president and chief executive officer, “The cash infusion from the previously announced sale of our Secure Network Services business has significantly improved our financial position. We have reduced long-term debt and enhanced working capital flexibility. As soon as our contract novation process is completed, we will be able to recognize the $5.6 million gain on the sale of the Secure Network Services business, further strengthening our balance sheet.”
He added, “The combination of our continued solid revenue growth with an aggressive fixed cost containment program puts us in a strong position for a return to profitability. Our singular focus on the enterprise maintenance business is paying off, improving our position for performance on long-term growth opportunities.”
For the six months ended September 30, 2005, revenues were $28.6 million compared to $21.9 million for the same period last year, an increase of 31%. The operating loss for the six months ended September 30, 2005, was $313,000 versus $908,000 for the same period last year. Income from discontinued operations for the six months ended September 30, 2005, was $310,000, compared to $907,000 for the comparable period of the prior year. The net loss for the six months ended September 30, 2005, was $96,000, or $0.03 per share, versus net income of $135,000, or $0.05 per basic and diluted share, for the six months ended September 30, 2004.
McNew added, “Our marketplace is characterized by competitive pricing pressures and enhanced service requirements. Our innovative approach to service delivery has enabled us to grow in a market that continues to undergo a consolidation. We are evaluating various strategic alternatives to further position our Company for near- and long-term growth and profitability.”
The Company will host a conference call for investors at 11 a.m. EST on Monday, November 14, 2005, to review the financial and operational results for the quarter. The conference call phone number is 888-343-7144 for U.S. callers and 415-537-1962 for international callers. The conference call replay will be available from 12 p.m. EST on Monday, November 14, 2005, to 12 p.m. EST on Tuesday, November 15, 2005. The replay number is 800-633-8284 for U.S. callers and 402-977-9141 for international callers. The reservation number is 21268601.
Founded in 1967, Halifax Corporation is an enterprise maintenance solutions company providing a wide range of technology services to commercial and government customers throughout the United States. The Company’s principal products are high availability hardware maintenance services, technology deployment and integration services. More information on Halifax can be found at www.hxcorp.com.
Certain statements made by the Company which are not historical facts may be considered forward-looking statements, including, without limitation, statements as to trends, management’s beliefs, views, expectations and opinions, which are based upon a number of assumptions concerning future conditions that ultimately may prove to be inaccurate. Such forward-looking statements are subject to risks and uncertainties and may be affected by various factors described in the Risk Factors Section in the Company’s Annual Report on Form 10-K that may cause actual results to differ materially from those in the forward-looking statements. For further information that could affect the Company’s financial statements, please refer to the Company’s reports filed with the Securities and Exchange Commission.

Halifax Corporation
Summary Financial Data
(in 000’s except per share amounts)

Statements of operations	For the three months ended September 30,		For the six months ended September 30,
	2005	2004	2005	2004

Revenues	$13,958	$11,198	$28,637	$21,866

Cost of services	12,864	10,363	26,361	19,938
Selling, marketing, general & administrative	1,264	1,279	2,589	2,657
Abandonment of facilities	—	179	—	179

	14,128	11,821	28,950	22,774

Operating (loss)	(170)	(623)	(313)	(908)

Other income	5	3	5	3
Interest expense	(105)	(160)	(322)	(299)

(Loss) before income taxes	(270)	(780)	(630)	(1,204)

Income tax expense (benefit)	(98)	(284)	(224)	(432)

(Loss) from continuing operations	(172)	(496)	(406)	(772)

Income from discontinued operations (net)	—	540	310	907

Net income	$(172)	$44	$(96)	$135

Earnings (loss) per common share — basic:
Continuing operations	$(.05)	$(.17)	$(.13)	$(.26)
Discontinued operations	.00	.19	.10	.31

	(.05)	.02	(.03)	.05

Earnings (loss) per common share — diluted:
Continuing operations	$(.05)	$(.17)	$(.13)	$(.26)
Discontinued operations	.00	.18	.10	.31

	(.05)	.01	(.03)	.05

Weighted average number of common shares outstanding:
Basic	3,172	2,927	3,172	2,920
Diluted	3,191	2,970	3,192	2,971

Balance Sheets	September 30, 2005	March 31, 2005

Current assets
Cash	$2,520	$1,264
Trade accounts receivable, net	10,064	12,468
Inventory, net	5,870	5,600
Prepaid expenses and other current assets	337	487
Deferred tax asset	864	3,814

Total current assets	19,655	23,633
Property and equipment, net	1,289	1,608
Goodwill and intangibles, net	7,276	7,438
Other assets	136	141
Deferred tax asset	930	930

Total assets	$29,286	$33,750

Liabilities and Stockholders’ Equity

Current liabilities
Accounts payable and accrued expenses	$6,799	$10,731
Deferred gain on sale	5,611	—
Deferred maintenance revenue	2,866	3,776
Income taxes payable	627
Current portion of long-term debt	175	679

Total current liabilities	16,078	15,186

Long-Term bank debt	5,630	9,463
Other long-term debt	—	3
Subordinated debt — affiliate	1,000	2,400
Deferred income	248	278

Total liabilities	22,956	27,330

Stockholders’ equity	6,330	6,420

Total liabilities and stockholders’ equity	$29,286	$33,750